Exhibit 10.1

COMPENSATION INFORMATION FOR NON-EMPLOYEE DIRECTORS

Medivation, Inc.

Cash Compensation for Non-Employee Directors

Annual Retainer, all members	$50,000
Additional Annual Retainer for Chairman	$50,000
Annual Retainer for Committee Chairs:
Audit Committee	$25,000
Compensation Committee	$20,000
Nominating and Corporate Governance Committee	$15,000
Annual Retainer for Other Committee Members:
Audit Committee	$15,000
Compensation Committee	$10,000
Nominating and Corporate Governance Committee	$7,500

Medivation, Inc.

Equity Compensation for Non-Employee Directors

Upon initial election to the Board of Directors, each non-employee director receives an initial grant of (1) an option to purchase 15,000 shares of Medivation’s common stock with an exercise price per share equal to the closing sales price of a share of Medivation’s common stock on the date of grant, and (2) a restricted stock unit to acquire 7,500 shares of Medivation’s common stock. The stock option vests over four years, with 25% of the shares vesting on the one year anniversary of the date of grant, and the remainder vesting monthly in 36 equal installments over the next three years. The restricted stock unit vests in three equal installments over three years in accordance with Medivation’s company policy.

Each non-employee director receives an annual grant of a stock option and a restricted stock unit, in each case for the number of shares as shall give the respective grant a Black-Scholes value of $175,000. The stock option has an exercise price per share equal to the closing sales price of a share of Medivation’s common stock on the date of grant. Both the stock option and the restricted stock unit vest after one year.